EXHIBIT 10.6 EXECUTIVE EMPLOYMENT AGREEMENT WITH JEFFREY R. GATESMITH

                         EXECUTIVE EMPLOYMENT AGREEMENT



         THIS EXECUTIVE EMPLOYMENT AGREEMENT ("AGREEMENT"), effective the 19th day of May, 1999, is by and between Funco, Inc., a Minnesota corporation ("COMPANY"), and Jeffrey R. Gatesmith ("EXECUTIVE"), a Minnesota resident.

                                    RECITALS:

         A. Executive is currently employed by the Company in the capacity of Vice President of Retail Operations and Human Resources.

         B. The Company is currently engaged in the sale of new and previously played video games and video game equipment (the "PRODUCTS") in its retail Funcoland stores, on its website, by mail order, and to wholesale distributors, and the publication of a magazine styled the "THE GAME INFORMER"(hereafter the "COMPANY'S BUSINESS").

         C. Executive has learned certain unique skills, talents, contacts, judgment and knowledge, all to the benefit of the Company, and has knowledge of the Company's Business, strategies, and objectives.

         D. The Board of Directors of the Company (the "BOARD") recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or occurrence of a Change in Control can result in significant distractions of the Company's key management personnel because of the uncertainties inherent in such a situation.

         E. The Board has determined that it is essential and in the best interest of the Company and its shareholders to retain the services of the Executive in the event of the threat or occurrence of a Change in Control and to ensure his continued dedication and efforts in such event without undue concern for his personal financial and employment security.

         F. In order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain payments and benefits during his employment and following a Change in Control in the event his employment is terminated as a result of, or in connection with, a Change in Control.

         In consideration of the foregoing Recitals, and the parties' mutual covenants and undertakings contained in this Agreement, the Company and the Executive agree as follows:

1. DEFINITIONS. Capitalized terms used in this Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

         1.1 "AGREEMENT" means this Executive Employment Agreement, as from time to time amended.

         1.2 "ANTICIPATORY EVENT" means the termination of Executive's employment during the term of this Agreement or any renewal thereof and prior to a Change in Control if it is reasonably demonstrated by Executive that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control.

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         1.3      "BASE SALARY" means the total annual cash compensation payable on a regular periodic basis, without regard to voluntary or mandatory deferrals, as set forth at Section 3.1 of this Agreement.

         1.4 "BENEFICIARY" means the person or persons designated in writing to the Company by Executive to receive any benefits payable after Executive's death pursuant to this Agreement. In the absence of such designation or in the event that all of the persons so designated predecease Executive, Beneficiary means the executor, administrator or personal representative of Executive's estate.

         1.5      "BOARD" means the Board of Directors of the Company.

         1.6 "CAUSE" has the meaning set forth at Section 4.2 of this Agreement.

         1.7 "CHANGE IN CONTROL" has the meaning set forth at Section 7.1.1 of this Agreement.

         1.8      "COMPANY" means all of the following, jointly and severally:
                  (a) Funco, Inc. and (b) any Successor.

         1.9 "CONFIDENTIAL INFORMATION" means information that is proprietary to the Company or proprietary to others and entrusted to the Company, whether or not trade secrets, and including, but not limited to, the Company's business plans, advertising and/or marketing plans, financial performance, financial projections, subscriber list, any other customer lists, pricing information (prior to publication), personnel matters, or any other matter considered or reasonably expected to be considered confidential by the Company regarding the Company's business and its employees.

         1.10     "DATE OF TERMINATION" has the meaning set forth at Section
                  4.7.2 of this Agreement.

         1.11 "DISABILITY" shall mean a physical or mental infirmity which impairs the Executive's ability to substantially perform his duties if it continues for a period of at least 180 consecutive days. Notwithstanding anything contained in this Agreement to the contrary, until the Date of Termination specified in a Notice of Termination relating to the Executive's Disability, the Executive shall be entitled to return to his position with the Company, in which event no Disability of the Executive will be deemed to have occurred.

         1.12 "EXECUTIVE" means Jeffrey R. Gatesmith and "Executive Officers" means the Executive and Stanley A. Bodine, Robert M. Hiben and David R. Pomije (as long as they continue to be officers of the Company), and any individuals who may subsequently serve in the same, or substantially the same, positions, whether or not holding the same title.

         1.13 "GOOD REASON" has the meaning set forth at Section 4.4 of this Agreement.

         1.14 "INCENTIVE BONUS" means the annual cash bonus payable to the Executive as set forth in Section 3.1 of this Agreement.

         1.15     "NOTICE OF TERMINATION" has the meaning set forth at Section
                  4.7.1 of this Agreement.

         1.16 "PARENT CORPORATION" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if at the time the corporation other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.


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         1.17     "PLAN" means any bonus or incentive compensation agreement, plan, program, policy or arrangement sponsored, maintained or contributed to by the Company, to which the Company is a party or under which employees of the Company are covered, including, without limitation, any stock option, restricted stock or any other equity-based compensation plan, annual or long-term incentive (bonus) plan, and any employee benefit plan, such as a thrift, pension, profit sharing, deferred compensation, medical, dental, disability, accident, life insurance, automobile allowance, perquisite, fringe benefit, vacation, sick or parental leave, severance or relocation plan or policy or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company.

         1.18 "SUBSIDIARY" means any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by the Parent Corporation, the Company and/or one or more Subsidiaries.

         1.19 "SUCCESSOR" has the meaning set forth at Section 9.1.1 of this Agreement.

         1.20 "INVENTIONS" means ideas, improvements and discoveries, whether or not such are patentable or copyrightable, and whether or not in writing or reduced to practice.

         1.21 "WORKS OF AUTHORSHIP" means writings, drawings, software, and any other works of authorship, whether or not such are copyrightable.

2.       EMPLOYMENT, DUTIES AND TERM.

         2.1 EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive accepts such employment, as Vice President of Retail Operations and Human Resources of the Company. Except as expressly provided herein, termination of this Agreement by either party or by mutual agreement of the parties shall also terminate Executive's employment by the Company.

         2.2 DUTIES. During the term of this Agreement, and excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder and under the Company's bylaws, as amended from time to time, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the term of this Agreement, it shall not be a violation of this Agreement for Executive to serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not significantly interfere with the performance of Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the date of this Agreement, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date of this Agreement shall not thereafter be deemed to interfere with the performance of Executive's responsibilities to the Company. Executive shall reasonably comply with the Company policies and procedures; PROVIDED, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.

         2.3 CERTAIN PROPRIETARY INFORMATION. If Executive possesses any proprietary information of another person or entity as a result of prior employment or relationship, Executive


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                  shall honor any legal obligation that Executive has with that person or entity with respect to such proprietary information.

         2.4 TERM. This Agreement shall be effective as of the date set forth above, and shall be in effect until March 31, 2001, provided that, commencing on March 31, 2001, and on each March 31 thereafter, the term of this Agreement shall be renewed automatically for the subsequent one-year period unless either the Executive or the Company gives written notice to the other party of its intent not to so extend this Agreement at least 60 days prior to the end of the term of this Agreement or the applicable renewal period, as the case may be, or, if a Change in Control has occurred during the term of this Agreement or any renewal thereof, this Agreement shall be in effect for a period of two (2) years following the date of the Change in Control; PROVIDED, HOWEVER, that notwithstanding any such notice by the Company not to extend, this Agreement and the benefits provided hereunder shall not be terminated if prior to the expiration of this Agreement an Anticipatory Event shall have occurred, in which event, this Agreement shall terminate only after such Person publicly announces that it has abandoned all efforts to effect a Change in Control or, if a Change in Control shall occur, two years following the Change in Control.

         2.5 RETURN OF PROPRIETARY PROPERTY. Executive agrees that all property in Executive's possession belonging to the Company, including without limitation, all documents, reports, manuals, memoranda, computer print-outs, customer lists, credit cards, keys, identification, products, access cards, automobiles and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if Executive authored, created or assisted in authoring or creating such property. Executive shall return to the Company all such documents and property immediately upon termination of employment or at such earlier time as the Company may reasonably request.

3.       COMPENSATION, BENEFITS AND EXPENSES.

         3.1 BASE SALARY/INCENTIVE BONUS. Subject to Section 4.8, during the term of Executive's employment under this Agreement and for as long thereafter as required pursuant to Section 4, the Company shall pay Executive a Base Salary at an annual rate that is not less than One Hundred Forty-Four Thousand Dollars ($144,000.00) or such higher annual rate as may from time to time be approved by the Board, such Base Salary to be paid in substantially equal regular periodic payments in accordance with the Company's regular payroll practices. If Executive's Base Salary is increased from time to time during the term of Executive's employment under this Agreement, the increased amount shall become the Base Salary for the remainder of the term and any extensions of Executive's term of employment under this Agreement and for as long thereafter as required pursuant to Section 4, subject to any subsequent increases. In addition, the Executive shall be entitled to an annual Incentive Bonus of 25% of Base Salary ("Target Incentive Bonus"), contingent upon and adjusted by the Company's achievement of goals defined by the Compensation Committee of the Board.

         3.2 OTHER COMPENSATION AND BENEFITS. During the term of Executive's employment under this Agreement and for as long thereafter as required pursuant to Section 4, the Company shall continue in full force and effect all Plans in which Executive is participating as of the date of this Agreement or in which Executive becomes entitled to participate after the date of this Agreement (or Plans providing Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect as of the date of this Agreement or the date as of which Executive first becomes entitled to participate in such Plan, as the case may be, and shall not take or omit to take any action that would adversely affect Executive's continued participation in any such Plans on at least as favorable a basis


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                  to Executive as is the case on the date of this Agreement or the date as of which Executive first becomes entitled to participate in such Plan, as the case may be, or which would materially reduce Executive's benefits in the future under any such Plans or deprive Executive of any material benefit enjoyed by Executive as of the date of this Agreement or the date as of which Executive first becomes entitled to participate in such Plan, as the case may be. Executive shall be entitled to participate in or receive benefits under any Plan made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such Plans. Nothing paid to Executive under any Plan presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary, bonuses, incentives or compensation of any other nature otherwise payable to Executive.

         3.3 VACATION. For the 2000 fiscal year and each subsequent fiscal year that begins during the term of Executive's employment under this Agreement and for each fiscal year thereafter as required pursuant to Section 4 of this Agreement, Executive shall be entitled to four weeks paid vacation. The time or times at which such paid vacation is to be taken shall be reasonably determined by Executive consistent with Executive's duties and obligations under this Agreement. Any such vacation with respect to a fiscal year that is unused as of the last day of such fiscal year shall be carried forward to the next fiscal year, but any unused vacation over ten (10) days shall be forfeited.

         3.4 BUSINESS EXPENSES. During the term of Executive's employment under this Agreement and as for as long thereafter as required pursuant to Section 4, the Company shall, in accordance with, and to the extent of, its uniform policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing Executive's duties as an executive officer of the Company, including, without limitation, all travel and living expenses while away from home on business in the service of the Company, home telephone expenses incurred in service of the Company, social and civic club membership and participation expenses and entertainment expenses, provided that Executive accounts promptly for such expenses to the Company in the manner reasonably prescribed from time to time by the Company.

         3.5 AUTOMOBILE. During the term of Executive's employment under this Agreement, the Executive shall be required to have and maintain a personal automobile for use in the performance of his duties under this Agreement and a valid drivers license to operate Company vehicles. During the term of Executive's employment under this Agreement, the Company shall pay the Executive an allowance at an initial rate of $750.00 per month to compensate him for all expenses incurred by him in complying with these requirements.

         3.6 OFFICE AND FACILITIES. During the term of Executive's employment under this Agreement, the Company shall furnish Executive with office space, at least equivalent in size, quality, furnishings and in other respects to the office space provided as of the date of this Agreement, and part-time secretarial service, together with such other reasonable facilities and services as are suitable, necessary and appropriate.

         3.7 FUTURE GRANT OF OPTIONS. Conditioned on Executive's remaining employed by the Company, the Company may grant to Executive options to acquire shares of the Company's common stock.

         3.8 DISCRETIONARY BONUSES. Executive shall be eligible to receive bonuses from time to time as may be awarded to Executive by the Board or a compensation committee appointed by the Board in the Board or the Committee's sole discretion.


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         3.9      TERM LIFE INSURANCE. During the term of this Agreement, the
                  Company shall pay the premiums to purchase and maintain term life insurance on the life of the Executive in an amount equal to four times the Executive's Base Salary as in effect from time to time, the benefit to be payable to such Beneficiary as Executive shall advise the Company or the insurer from time to time.

         3.10 NONASSIGNABILITY OF BENEFITS. Executive shall not transfer, assign, encumber, or otherwise dispose of his right to receive payments hereunder and, in the event of any attempted transfer or assignment, the Company shall have no further liability to Executive under this Agreement.

4.       EARLY TERMINATION.

         4.1 EARLY TERMINATION. Subject to the respective continuing obligations of the parties pursuant to Section 5, this Article 4 sets forth the terms for early termination of Executive's employment under this Agreement.

         4.2 TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate this Agreement for Cause. A termination of employment shall be for "Cause" if the Executive (i) has been convicted of a felony, or (ii) has engaged in an act or acts of personal dishonesty intended to result in substantial personal enrichment of the Executive at the expense of the Company, or (iii) has intentionally engaged in other conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; PROVIDED, HOWEVER, that no termination of the Executive's employment shall be for Cause as set forth in clause (ii) or (iii) above until (A) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive has been charged with the conduct set forth in clause (ii) or (iii) and specifying the particulars thereof in detail; (B) the Executive shall have been provided an opportunity to be heard by the Board (with the assistance of the Executive's counsel if the Executive so desires); and (C) the Board (without including the Executive if he is a member of the Board) unanimously determines to terminate Executive's employment.

                  No act nor failure to act on the Executive's part shall be considered "intentional" unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given by the Executive will constitute Cause for purposes of this Agreement.

         4.3 TERMINATION BY COMPANY WITHOUT CAUSE. The Company may terminate Executive's employment under this Agreement or any renewal thereof at any time, provided that the Company shall pay Executive all compensation due to Executive under this Agreement for the remaining term of this Agreement or any renewal thereof, as the case may be.

         4.4 TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may terminate Executive's employment under this Agreement for Good Reason pursuant to Sections 4.4.1 through 4.4.6 hereof only following a Change in Control (regardless of whether an Anticipatory Change, as hereinafter defined, has occurred) and pursuant to Sections 4.4.7 through 4.4.9 hereof either before or following a Change in Control. Termination by Executive for "GOOD REASON" shall mean termination of employment based on any one or more of the following:

                  4.4.1 Assignment to Executive by the Company of duties either prior to a Change in Control at the request of a third party who has taken steps reasonably calculated to effect the Change in Control ("Anticipatory


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                           Change") or after a Change in Control which are
                           inconsistent with Executive's position, duties, responsibilities, and status with the Company immediately prior to a Change in Control of the Company, or a change in Executive's titles or offices as in effect immediately prior to an Anticipatory Change or a Change in Control of the Company, or any removal of Executive from, or any failure to reelect or reappoint Executive to, any of such positions, except in connection with the termination of his employment for Disability or Cause or as a result of Executive's death or by Executive other than for Good Reason;

                  4.4.2 A reduction by the Company of Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement or the Company's failure to increase Executive's Base Salary (within 12 months of Executive's last increase in base salary) after a Change in Control of the Company in an amount which is at least 50%, on a percentage basis, of the average percentage increase in base salary for all Executive Officers of the Company effected during the preceding 12 months;

                  4.4.3 Any failure by the Company after a Change in Control to continue in effect, or to provide a comparable substitute for, any benefit plan or arrangement (including, without limitation, any profit sharing plan, executive supplemental medical plan, group life insurance plan, and medical, dental, accident, and disability plans but excluding incentive plans or arrangements, which are the subject of Section 4.4.4), in which Executive is participating at the time of a Change in Control of the Company (or any other plans providing Executive with substantially similar benefits) (hereinafter referred to as "BENEFIT PLANS"), or the taking of any action by the Company that would adversely affect Executive's participation in or materially reduce Executive's benefits under any such Benefit Plan or deprive Executive of any material fringe benefit enjoyed by Executive at the time of a Change in Control of the Company;

                  4.4.4 Any failure by the Company after a Change in Control to continue in effect, or to provide a comparable substitute for, any incentive plan or arrangement (including, without limitation, any incentive compensation plan, long-term incentive plan, bonus or contingent bonus arrangements or credits, the right to receive performance awards, or similar incentive compensation benefits) in which Executive is participating, or is eligible to participate, at the time of a Change in Control of the Company (or any other plans or arrangements providing him with substantially similar benefits, which may include the payment of cash in lieu of stock or stock options) (hereinafter referred to as "INCENTIVE PLANS") or the taking of any action by the Company which would adversely affect Executive's participation in any such Incentive Plan;

                  4.4.5 If at the time of a Change in Control of the Company Executive is employed at the Company's principal executive offices, a relocation of such principal executive offices after a Change in Control to a location more than fifty miles outside of the Minneapolis-St. Paul Metropolitan Area or requiring the Executive to be based anywhere other than the Company's principal executive offices at the time of a Change in Control, or, if Executive is not employed at the Company's principal executive offices at the time of a Change in Control, Executive's relocation after a Change in Control to any place other than the location at which the


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                           Executive principally performed Executive's duties
                           prior to the Change in Control, or requiring travel by Executive on the Company's business after a Change in Control to an extent substantially greater than Executive's business travel obligations at the time of the Change in Control;

                  4.4.6 Any failure by the Company after a Change in Control to provide Executive with at least the number of paid vacation days to which the Executive is entitled at the time of a Change in Control of the Company;

                  4.4.7 Any material breach by the Company of any provision of this Agreement;

                  4.4.8 Any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company as required by Section 9.1.1 hereof; or

                  4.4.9 Any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section
                           4.7 hereof.

         4.5 TERMINATION IN THE EVENT OF DEATH OR DISABILITY. The term of Executive's employment under this Agreement shall terminate in the event of Executive's death or Disability, subject to the provisions of Section 4.8 hereof.

         4.6 TERMINATION BY MUTUAL AGREEMENT. The parties may terminate Executive's employment under this Agreement at any time by mutual written agreement.

         4.7 NOTICE OF TERMINATION; DATE OF TERMINATION; OFFER OF CONTINUED EMPLOYMENT. The provisions of this Section 4.7 shall apply in connection with any early termination of Executive's employment under this Agreement pursuant to this Section 4.

                  4.7.1 For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a notice which shall indicate the specific termination provisions in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for such termination. Any purported termination by the Company or by Executive pursuant to this
                           Section 4 (other than a termination by mutual agreement pursuant to Section 4.6 or death) shall be communicated by written Notice of Termination to the other party hereto.

                  4.7.2 For purposes of this Agreement, "DATE OF TERMINATION" shall mean: (a) if Executive's employment is terminated due to death, the last day of the month first following the month during which Executive's death occurs; (b) if Executive's employment is to be terminated for Disability, thirty (30) calendar days after Notice of Termination is given; (c) if Executive's employment is terminated by the Company for Cause or by Executive for Good Reason, the date specified in the Notice of Termination; (d) if Executive's employment is terminated by mutual agreement of the parties, the date specified in such agreement; or (e) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination, which in no event shall be a date earlier than thirty (30) calendar days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by Executive in writing either in advance of, or after, receiving such Notice of Termination; PROVIDED, HOWEVER, if within thirty (30) calendar days after giving of a Notice of Termination the recipient of the Notice of


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                           Termination notifies the other party that a dispute
                           exists concerning the termination, then, unless otherwise determined by the arbitrator or the court making the final determination, the Date of Termination shall be the date on which the dispute is finally determined, whether by mutual written agreement of the parties, by final and binding arbitration or by final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired or no appeal having been perfected).

                  4.7.3 If this Agreement is terminated other than by reason of (a) the expiration of the term hereof as described at Section 2.4, (b) Executive's Disability or death,
                           (c) Executive's termination for Cause pursuant to
                           Section 4.2, or (d) by mutual agreement of the parties pursuant to Section 4.6, Executive may, but shall not be required to, not later than ten (10) days after the Date of Termination, provide a written offer of continued employment with the Company in accordance with the terms of this Agreement which terms shall, in the case of a termination by Executive for Good Reason pursuant to Section 4.4, include the Company taking any such steps as may be necessary to eliminate in a manner reasonably satisfactory to Executive any conditions which created such Good Reason for such termination. Within ten (10) days of its receipt of such offer, the Company shall provide Executive with a written acceptance or rejection of such offer. Failure of the Company to so accept or reject such offer within such period shall be deemed to be a rejection of such offer. The parties hereby acknowledge that Executive's failure to provide such offer to the Company shall in no way impair, affect or constitute a waiver of Executive's right to enforce the Company's obligations under this Agreement and the Company shall not assert such failure as a defense in any action or proceeding by Executive to enforce the Company's obligations under this Agreement.

         4.8      COMPENSATION UPON TERMINATION, DEATH OR DURING DISABILITY.

                  4.8.1 If the Executive shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor mutually acceptable to the Company and the Executive and retained by the Company, Executive shall nevertheless continue to receive the compensation and benefits provided under the terms of this Agreement as follows: 100% of such compensation and benefits for a period of six months, but not beyond the Date of Termination, and 65% thereafter until the Date of Termination. Such benefits noted herein shall be reduced by any benefits otherwise provided to the Executive during such period under the provisions of disability insurance coverage in effect for the Company's employees. Thereafter, Executive shall be eligible to receive benefits provided by the Company under the provisions of disability insurance coverage in effect for the Company's employees. Upon returning to active full-time employment, the Executive's full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities. In the event that the Executive returns to active employment on other than a full-time basis, then his compensation (as set forth in Section 3 of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

                  4.8.2 If Executive's employment under this Agreement is terminated on account of Disability or death, the Company shall, within ten (10) fiscal days following the Date of Termination, pay any amounts due to Executive under this Agreement through the Date of Termination, including, without limitation, amounts to which Executive is entitled under any Plan in accordance with the terms of such Plan, and further including, without limitation, a pro rata portion (prorated through the Date of Termination) of any Target Incentive Bonus or other annual or long-term bonus or incentive payments (for performance periods in effect at the Date of Termination) to which Executive would have been entitled had Executive remained continuously employed through the end of such performance periods and continued to perform Executive's duties in the same manner as performed immediately prior to the Executive's death or Disability.

                  4.8.3 If Executive's employment under this Agreement is terminated by the Company for Cause or, except as otherwise provided in Section 7.2.3, by Executive for other than Good Reason, the Company shall pay Executive only the Base Salary through the Date of Termination and any amounts to which the Executive is entitled under any Plan in accordance with the terms of such Plan.

                  4.8.4 If Executive's employment under this Agreement is terminated by the mutual agreement of the parties under Section 4.6, the Company shall provide Executive with the payments and benefits specified in the agreement.

                  4.8.5 If the Company terminates Executive's employment hereunder without Cause other than in the event of death or Disability (it being understood that a purported termination for Disability or for Cause which is disputed and finally determined not to have been proper termination for Cause or Disability shall be a termination by the Company without Cause) or if Executive terminates his employment hereunder for Good Reason in accordance with Section 4.4 (except, in each case, following a Change in Control or pursuant to an Anticipatory Event, which shall be governed by Section 7 hereof and not by this Section 4.8.5), the Company shall:

                           4.8.5.1 continue to pay Executive's Base Salary in accordance with Section 3.1 at the annual rate in effect hereunder immediately prior to the Date of Termination in the same manner as if Executive had remained continuously employed for the unexpired term of this Agreement;

                           4.8.5.2 cause Executive's continued participation in all Plans in accordance with Section 3.2 of this Agreement as if Executive remained continuously employed with the Company for the unexpired term of this Agreement for all purposes, including, without limitation, grants, awards, accruals and vesting thereunder; provided that, if such continued participation is not permissible under applicable law, the Company shall provide Executive with benefits substantially similar to those to which Executive would have been entitled under those Plans in which Executive's continued participation is not permissible, and

                           4.8.5.3 reimburse the Executive for outplacement expenses up to $10,000, which amount shall be payable for services provided within the first twelve months following the Date of Termination upon submission to the Company of appropriate documentation evidencing Executive's payment for such services;

                  4.8.6 The payments determined pursuant to Section 4.8.5 shall be mitigated to the extent of Executive's "earned income" within the meaning of Section 911(d)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code") during the remainder of the period with respect to which such payments pursuant to Section 4.8.5 are required to be paid, except if the termination arises under Section 7, in which event Section 7.2.5 shall govern.

5. RESTRICTIVE COVENANTS. Except as otherwise provided in this Agreement, the Executive will not, during the period of his employment with the Company, and for a period of one (1) year thereafter (except for Section 5.1, with the time therein set forth), directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

         5.1 CONFIDENTIAL INFORMATION. Reveal to any person or entity outside of the Company, except as may be explicitly necessary as part of the direct responsibilities of the Executive's position with the Company, any Confidential Information. Executive shall keep the Company's confidential documents secure and avoid the inadvertent or intentional disclosure of the Company's business matters inside and/or outside the Company. Disclosure of Confidential Information within the Company shall only be on a need-to-know basis, as is required or necessary to carry out the Executive's duties as an employee of the Company. Executive will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this Section 5.1 will survive for as long as the Company, in its sole judgment, considers the information to be Confidential Information. The obligations under this Section 5.1 will not apply to any Confidential Information that is now or becomes generally available to the public through no fault of Executive or to Executive's disclosure of any Confidential Information required by law or judicial or administrative process.

         5.2 NON-COMPETITION. Directly or indirectly, own (except as a shareholder of up to 5% of the outstanding stock in a publicly traded corporation), manage, operate, participate in ownership, participate in management, participate in operation or control, or be employed by, or act as a consultant to, or become an independent contractor with, or become an adviser to, or be connected in any manner with, any individual or other entity which operates a store or has an interest in a business that meaningfully competes with the Company within an area closer than 15 miles from any open and operating Funcoland store or which publishes a video game magazine with distribution in any city where Funcoland retail stores are located, now or at the applicable time, or which sells the Products via the internet. Notwithstanding the foregoing, it shall not be considered that Executive is meaningfully competing with business of the Company in the event that he is employed by a company in which (i) the gross sales of such company from the sale of Products either in retail stores or via the internet and/or (ii) the revenues from a video game magazine are less than 15% of the gross sales or revenues, respectively, of such company (including any subsidiaries or affiliated companies). However, in the event Executive would be in violation of this provision, but is not working in or directly with a division or department that is primarily involved with Products or which publishes a video game magazine, Executive shall not be in violation of this provision.

         5.3 NON-ENTICEMENT. Directly or indirectly interfere with the contractual or other relationships between the Company and any other employees, independent contractors, consultants, prospective employees, prospective consultants, prospective independent contractors to the Company, to be either employed by or retained by the Company, or induce the Company's other employees to leave the employ of the Company.

         5.4 NON-CUSTOMER INTERFERENCE. Call upon any person or entity which is/was a customer or prospective customer or vendor of the Company (including the Subsidiaries thereof) in direct competition with the current Business of the Company or known planned products or services of the Company, or its Subsidiaries. As used herein, the term "customer" means any entity to whom the Company, or its Subsidiaries, has provided services within the twelve (12) month period prior to the date of Executive's termination; the term "prospective customer" means any entity that has been subject to documented sales and marketing activity, other than mass mailings, by the Company, or its Subsidiaries, within the twelve (12) month period prior to the date of Executive's termination; and "vendor" means any entity serving as a source for any products sold by the Company or entity producing products or services for the Company to enable it to provide products and services to the Company's customers.

         5.5 NON-MERGER INTERFERENCE. Call upon, for the purpose of acquiring or performing services for such entity, any prospective acquisition or merger candidate which was either called upon by the Company, or its Subsidiaries, or for which the Company, or its Subsidiaries, made an acquisition or merger analysis during the six (6) month period prior to the date of Executive's termination.

         5.6 INTERPRETATION. It is agreed by the parties that the foregoing covenants in Sections 5.1 through 5.5, inclusive, impose a reasonable restraint on Executive in light of the Company's Business and related activities on the date of the execution of this Agreement.

         5.7 REMEDIES. Executive agrees that any breach or threatened breach of the covenants set forth in this Section 5 will cause the Company irreparable harm for which there is no adequate remedy at law, and, without limiting other rights and remedies the Company may have at law or under and pursuant to this Agreement, Executive consents to remedies pursuant to this
                  Section 5.7, including, but not limited to, the issuance of an injunction in favor of the Company enjoining the breach of any of the aforesaid covenants by any court of appropriate jurisdiction. Such injunction shall provide the Company with at least a one (1) year contractual protection agreed to by the parties, and in the event the Executive violates the terms of the injunction, Executive agrees that a court of appropriate jurisdiction shall have the power to extend the length or breadth of the injunction to provide the Company with the full measure of protection intended by this Agreement, including, but not limited to, the extension of such injunction for a reasonable period of time in order to eliminate any commercial advantage which may be derived from a misappropriation of Confidential Information or a breach or default of the covenants set forth in Sections 5.2 through 5.5, inclusive. If any or all of the aforesaid covenants are held not to be enforceable because of the scope or duration of such covenant, or if applicable, the area covered by such covenants, the parties agree that a court of appropriate jurisdiction shall make such determination, and the court shall have the power to reduce the scope, duration, and area of any covenant (or one or more of the foregoing) to the extent which allows maximum scope, duration and area as permitted by applicable law. The covenants in this Section 5 protect not only the Company but also any operations controlled by the Company or controlling the Company, whether a Parent Corporation, Subsidiary, brother/sister corporation or affiliate. The Executive shall pay reasonable attorneys' fees, costs and expenses that may be incurred by the Company in enforcing one or more of the covenants set forth in this Section 5. Section 5 shall have independent legal significance and shall survive termination of this Agreement.

6.       INVENTIONS.

         6.1 DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND OTHER WORKS. Executive shall promptly disclose to the Company in writing all Inventions and Works of Authorship which are conceived, made, discovered, written or created by Executive alone or jointly with another person, group or entity, whether during the normal hours of his employment at the Company or on Executive's own time, during the term of this Agreement and for one year after termination of this Agreement. Executive shall assign all rights to all such Inventions and Works of Authorship to the Company. Executive shall give the Company all the assistance it reasonably requires in order for Company to perfect, protect, and use its rights to Inventions and Works of Authorship. Executive shall sign all such documents, take all such actions and supply all such information that the Company considers necessary or desirable in order to transfer or record the transfer of Executive's entire right, title and interest in such Inventions and Works of Authorship; and in order to enable the Company to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship. The Company shall bear any reasonable expenses in this regard.

         6.2 NOTICE: MINNESOTA LAW EXEMPTS FROM THIS AGREEMENT "AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE COMPANY WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EXECUTIVE'S OWN TIME, AND (1) WHICH DOES NOT RELATE (a) TO THE BUSINESS OF THE COMPANY OR (b) TO THE COMPANY'S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EXECUTIVE FOR THE COMPANY."

         6.3 ADDITIONAL EXCLUSIONS. The Inventions and Works of Authorship set forth in Schedule A (if no Schedule A is attached, there is nothing to disclose) to this Agreement which Executive owns or controls shall also be excluded from operation of Section
                  6.1 of this Agreement, and Executive represents that such Inventions and Works of Authorship were conceived, made, written, or created by him prior to employment with the Company (although they may be useful to the Company), its Subsidiaries or affiliates. Other than the Inventions and Works of Authorship listed in Schedule A, Executive does not own or control rights in any Inventions or Works of Authorship and Executive shall not assert any such rights against the Company.

7.       CHANGE IN CONTROL.

         7.1 DEFINITIONS. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

                  7.1.1 "CHANGE IN CONTROL" shall mean any of the following events:

                           7.1.1.1 an acquisition of any voting securities of the Company (the "VOTING SECURITIES") by any "PERSON" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "EXCHANGE Act")), immediately after which such Person (other than the Executive or any group that includes the Executive) has "BENEFICIAL OWNERSHIP" (within the meaning of Rule 13d-3 promulgated under the Exchange
                                    Act) of 35% or more of the combined voting power of the Company's then outstanding Voting Securities; PROVIDED,

                                    HOWEVER, that in determining whether a
                                    Change in Control has occurred, Voting
                                    Securities that are acquired in a
                                    "NON-CONTROL ACQUISITION" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "NON-CONTROL ACQUISITION" shall be an acquisition by

                                    (A)   an employee benefit plan (or a trust
                                          forming a part thereof) maintained by
                                          (1) the Company or (2) any corporation
                                          or other person of which a majority of
                                          the voting power or voting equity
                                          securities or equity interest is
                                          owned, directly or indirectly, by the
                                          Company (for purposes of this
                                          definition a "SUBSIDIARY"),

                                    (B)   the Company or any of its
                                          Subsidiaries,

                                    (C)   any person in connection with a
                                          "NON-CONTROL TRANSACTION" (as
                                          hereinafter defined), or

                                    (D)   the Executive or any group that
                                          includes the Executive;

                           7.1.1.2 the individuals who, as of the date hereof, are members of the Board (the "INCUMBENT BOARD") and other individuals who, as provided below, are considered members of the Incumbent Board, cease for any reason to constitute a majority of the members of the Board; PROVIDED, HOWEVER, that if the election, or nomination for election by the Company's common shareholders, of any new director was approved by a vote of a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; PROVIDED FURTHER, HOWEVER, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "ELECTION CONTEST" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (a "PROXY CONTEST") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                           7.1.1.3 approval by the shareholders of the Company of:

                                    (A)   a merger, consolidation, statutory
                                          share exchange, or reorganization
                                          involving the Company, unless such
                                          merger, consolidation, statutory share
                                          exchange, or reorganization is a
                                          "NON-CONTROL TRANSACTION." A
                                          "NON-CONTROL TRANSACTION" shall mean a
                                          merger, consolidation, statutory share
                                          exchange, or reorganization of the
                                          Company where:

                                          (1)   the shareholders of the Company
                                                immediately before such merger,
                                                consolidation, statutory share
                                                exchange, or reorganization, own
                                                directly or indirectly
                                                immediately following such
                                                merger, consolidation, statutory
                                                share exchange, or
                                                reorganization more than 65% of
                                                the combined voting power of the
                                                outstanding voting securities of
                                                the corporation resulting from
                                                such merger, consolidation,
                                                statutory share exchange, or
                                                reorganization (the "SURVIVING
                                                CORPORATION") in substantially
                                                the same proportion as their
                                                ownership of the Voting
                                                Securities immediately before
                                                such merger, consolidation,
                                                statutory share exchange, or
                                                reorganization,

                                          (2)   the individuals who were members
                                                of the Incumbent Board
                                                immediately prior to the
                                                execution of the agreement
                                                providing for such merger,
                                                consolidation, statutory share
                                                exchange, or reorganization
                                                constitute a majority of the
                                                members of the board of
                                                directors of the Surviving
                                                Corporation, or a corporation
                                                beneficially directly or
                                                indirectly owning a majority of
                                                the voting securities of the
                                                Surviving Corporation, and

                                          (3)   no Person other than

                                                a)    the Company,

                                                b)    any Subsidiary,

                                                c)    any employee benefit plan
                                                      (or any trust forming a
                                                      part thereof) maintained
                                                      by the Company, the
                                                      Surviving Corporation, or
                                                      any Subsidiary,

                                                d)    any person who immediately
                                                      prior to such merger,
                                                      consolidation, statutory
                                                      share exchange, or
                                                      reorganization had
                                                      Beneficial Ownership of
                                                      35% or more of the then
                                                      outstanding Voting
                                                      Securities, or

                                                e)    the Executive or any group
                                                      that includes the
                                                      Executive,

                                                has Beneficial Ownership of 35%
                                                or more of the combined voting
                                                power of
                                                the Surviving Corporation's then
                                                outstanding voting securities;

                                    (B)   a complete liquidation or dissolution
                                          of the Company; or

                                    (C)   an agreement for the sale or other
                                          disposition of all or substantially
                                          all of the assets of the Company to
                                          any Person (other than a transfer to a
                                          Subsidiary), except for a Non-Control
                                          Transaction) (provided that for
                                          purposes of determining whether a
                                          transaction is a Non-Control
                                          Transaction, the disposition of assets
                                          shall be deemed to constitute a merger
                                          and the transferee of the assets shall
                                          be deemed to be the Surviving
                                          Corporation).

                           7.1.1.4 Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "SUBJECT PERSON") acquired beneficial ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company (other than an acquisition proposed by or on behalf of, or pursuant to any agreement or arrangement with, the Subject Person) which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; PROVIDED, HOWEVER, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes beneficial owner of any additional Voting Securities that increases the percentage of the then outstanding Voting Securities beneficially owned by the Subject Person to 35% or more, then, subject to any applicable exceptions in Sections 7.1.1.1 or 7.1.1.3, a Change in Control shall have occurred.

         7.2 PAYMENTS AND BENEFITS UPON A CHANGE IN CONTROL. If Executive is employed by the Company upon the occurrence of a Change in Control, or if Executive's termination of employment constitutes an Anticipatory Event, the following provisions shall govern:

                  7.2.1 If an Anticipatory Event occurs or if, during the first twenty-four months following the Change in Control, the Company terminates the Executive's employment other than for Cause or Disability or death, or the Executive terminates his employment for Good Reason, the Executive shall receive from the Company in a lump sum, in cash, on the fifth (5th) day following the Date of Termination (or, with respect to an Anticipatory Event, the fifth (5th) day following the Change in Control), all amounts earned or accrued through the Date of Termination but not paid as of the Date of Termination, including his Base Salary, reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company prior to the Date of Termination, vacation pay, and sick leave, a pro rata portion (prorated through the Date of Termination) of the

                           Target Incentive Bonus in effect for the fiscal year in which the Executive's employment is terminated under this Section 7.2.1, and an amount equal to two
                           (2) times the Executive's Base Salary and Target Incentive Bonus in effect at the Date of Termination.

                  7.2.2 If, during the first twenty-four months following the Change in Control, the Executive terminates his employment other than (i) for Good Reason or (ii) under the conditions set forth in Section 7.2.3 or if his employment is terminated for Cause or Disability or on account of his death, the Company shall pay the Executive all amounts earned or accrued through the Date of Termination but not paid as of the Date of Termination, including his Base Salary, reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company prior to the Date of Termination, vacation pay, and sick leave. If the Executive's employment is terminated by the Company for Disability or by reason of the Executive's death, the Company shall pay to the Executive or his Beneficiaries the compensation provided in Sections
                           4.8.1 and 4.8.2 hereof. The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs and practices then in effect.

                  7.2.3 In the event that the Executive terminates his employment (upon at least three months' notice) at the end of the first fifteen (15) months of employment after the Change in Control for other than Good Reason, the Executive shall be entitled to a severance benefit of one year's Base Salary and Target Incentive Bonus, but shall waive any further benefits hereunder except those provided in Section 7.2.2.

                  7.2.4 In the event of termination of Executive's employment under Section 7.2.1, Executive shall be entitled to continue to participate in the Company's group medical, dental, life and disability plans and to receive payment of an automobile allowance on the same basis as Executive participated or received immediately prior to the Notice of Termination (or shall receive equivalent benefits) for a period of two (2) years following the Date of Termination, or, with respect to an Anticipatory Event, the date of the Change in Control. Executive shall be responsible for payment of premiums and expenses to the same extent as prior to the Notice of Termination. In the event that Executive obtains substantially equivalent coverage or benefits from another source, the Company's obligation under this Section 7.2.4 shall terminate.

                  7.2.5 Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 7.2.4.

                  7.2.6 The severance pay and benefits provided for in Sections 7.2.1 and 7.2.3 are in lieu of any other severance pay to which the Executive may be entitled under any other Company severance plan, program or arrangement.

                  7.2.7 In the event the Executive's employment is terminated without Cause or Executive for Good Reason terminates his employment and Section 7.2.1 is applicable under the circumstances of such termination, the restrictive covenants set forth in Section 5 of this Agreement (except for Section 5.1) shall no longer be effective.

         7.3      EXCISE TAX PAYMENTS.

                  7.3.1 In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code), paid or payable to the Executive or for his benefit or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a Change in Control of the Company (a "PAYMENT" or "PAYMENTS"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties become payable by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), then the Executive will be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by the Executive of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown as due on his return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, PROVIDED, HOWEVER, that in no event shall the amount of the Gross-Up Payment exceed an amount equal to 100% of the Executive's Base Salary and Target Incentive Bonus in effect at the Date of Termination.

                  7.3.2 An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by an accounting firm selected by the Company and reasonably acceptable to the Executive which is designated as one of the five largest accounting firms in the United States (the "ACCOUNTING FIRM"). The Accounting Firm shall provide its determination (the "DETERMINATION"), together with detailed supporting calculations and documentation, to the Company and the Executive within five days of the Date of Termination, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "DISPUTE"). The Gross-Up Payment, if any, as determined pursuant to this Section 7.3.2 shall be paid by the Company to the Executive within five days of the receipt of the Determination. The existence of the Dispute shall not in any way affect the Executive's right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Company shall promptly pay to the Executive any additional amount required by such resolution, or, if it is determined that the Excise Tax is lower than originally determined, the Executive shall repay to the Company the excess amount of the Gross-Up Payment. If there is no Dispute, the Determination shall be binding, final and conclusive upon


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


                           the Company and the Executive subject to the application of Section 7.3.3 below.

                  7.3.3 Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

         7.4 FEES AND EXPENSES. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits; or (b) the Executive's hearing before the Board as contemplated in
                  Section 4.2 of this Agreement; PROVIDED, HOWEVER, that the circumstances set forth in Clauses (a) and (b) of this Section
                  7.4 occurred on or after a Change in Control or an Anticipatory Event has occurred.

8. ARBITRATION. Except as may be otherwise provided in this Agreement, any and all controversies or disputes, of whatever nature, between or among the parties involving the meaning of words or provisions under this Agreement, whether there has been a material breach or default hereof, or whether the dispute or controversy is subject to arbitration, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator and judgment upon any award rendered by the arbitrator shall be conclusive, final, and binding, and may be entered in any court of appropriate jurisdiction. With respect to such arbitration:

         8.1 All questions as to the meaning of the above clause, shall be resolved by the arbitrator and a decision thereon shall be binding and not subject to judicial review.

         8.2 Each party shall have the right to seek from a court of appropriate jurisdiction equitable or provisional remedies (such as temporary restraining orders, temporary injunctions, and the like) before arbitration proceedings have been commenced and an arbitrator has been selected, but once an arbitrator has been selected and the arbitration proceedings are continuing, thereafter the sole jurisdiction with respect to equitable or provisional remedies shall be remanded to the arbitrator.

         8.3 Any arbitrator shall be a retired judge or an attorney who has been licensed to practice for at least ten (10) years and is currently licensed to practice in the state of Minnesota.

         8.4 All arbitration proceedings shall be in the Association's office in Minneapolis, Minnesota, or at such other location as the parties may agree.

         8.5      The arbitrator shall be selected by the parties within fifteen
                  (15) business days after a request for arbitration has been made by one of the parties hereto. If the parties are unable to agree among themselves, the parties shall ask for a panel of arbitrators to be submitted by the American Arbitration Association. If the parties are unable to select a sole arbitrator from the panel supplied by the American Arbitration Association within twenty (20) business days after such submission, then the American Arbitration Association shall select the sole arbitrator.

         8.6 The arbitrator shall have the discretion to award attorneys' fees and costs in favor of any party if, in the opinion of the arbitrator, the dispute arose because one of the


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


                  parties was not acting in good faith, or was in material breach or default of any covenants, representations, terms and/or conditions of this Agreement. If no such finding by the arbitrator is made, each of the parties to the arbitration shall bear the cost of their respective attorneys and their own expenses, but share equally the cost of said arbitration proceeding and the cost of the arbitrator. However, in the event the arbitration proceeding involves a claim pursuant to
                  Section 5 or 7, any term or condition within Section 5 or 7 which is in conflict with any term or condition of this
                  Section 8 shall supersede and control over any provision in this Section 8 to the contrary.

         8.7 Any award of the arbitrator may be entered in any court of appropriate jurisdiction pursuant to Minn. Stat. ss.572.08 et seq., which statutes, relating to arbitration, are incorporated herein by reference.

         8.8 The arbitrator shall not have the authority to award exemplary or punitive damages.

         8.9 Any award of the arbitrator shall be based upon applicable law, but findings of fact and conclusions of law shall not be submitted as part of any award.

9.       GENERAL PROVISIONS.

         9.1      SUCCESSORS AND ASSIGNS.

                  9.1.1 This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "COMPANY" as used herein shall include such successors (including a Surviving Corporation) and assigns. The terms "SUCCESSORS" or "SUCCESSORS AND ASSIGNS" as used herein each shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

                  9.1.2 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

         9.2 NO OFFSETS. In no event shall any amount payable to Executive pursuant to this Agreement be reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Executive to the Company.

         9.3 NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified US mail to any party at its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (1) if personally delivered, upon delivery; or (2) if mailed, on the registered date or the date stamped on the certified mail receipt.

         9.4 WITHHOLDING. To the extent required by any applicable law, including, without limitation, any federal, state or local income tax or excise tax law or laws, the Federal

                  Insurance Contributions Act, the Federal Unemployment Tax Act or any comparable federal, state or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to Executive under this Agreement as the Company (on the written advice of outside counsel) deems necessary.

         9.5 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         9.6 GOVERNING LAW. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the State of Minnesota (without regard to the conflict of laws, rules or statutes of any jurisdiction), and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.

         9.7 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         9.8 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

         9.9 MODIFICATION. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

         9.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, except stock option agreements, and any and all such prior agreements or understandings, except stock option agreements, are hereby rescinded by mutual agreement.

         9.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         9.12 SURVIVAL. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Executive's employment hereunder, shall continue in full force and effect notwithstanding Executive's termination of employment hereunder or the termination of this Agreement, respectively.

         9.13 RIGHT TO COUNSEL. Employee acknowledges he is aware of his right to obtain independent legal counsel of his own choosing with respect to any matter or issue made or created by or under this Agreement. Execution of this Agreement by the Executive is an acknowledgement by the Executive that either he has had the opportunity to review this Agreement to his own satisfaction, has read and understood the terms and conditions of this Agreement, has consulted with an attorney and has had the terms and conditions of this Agreement satisfactorily explained to him, or has waived the right to seek his own independent counsel, but nonetheless, acknowledges that he understands the terms of this Agreement, and this Agreement is executed and delivered freely and voluntarily by the Executive without any force or coercion from the Company or any other third party.

         IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed and delivered as of the day and year first above written.


                                       COMPANY:

                                       FUNCO, INC., a Minnesota corporation


                                  By:  /s/ David R. Pomije, CEO
                                       -----------------------------------------

                                       Name David R. Pomije
                                            ------------------------------------

                                       Its Chairman of the Board and
                                           Chief Executive Officer



                                       EXECUTIVE:


                                       /s/ Jeffrey R. Gatesmith
                                       -----------------------------------------
                                       Jeffrey R. Gatesmith

                                       Address: 4601 Colfax Avenue South
                                                Minneapolis, Minnesota 55409


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